PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 7, 2021)	Registration No. 333-258948

Cyxtera Technologies, Inc.
Up to 20,197,323 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 160,309,118 Shares of Class A Common Stock
Up to 8,576,940 Warrants

This prospectus supplement supplements the prospectus dated September 7, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258948), filed with the Securities and Exchange Commission (“SEC”) on August 20, 2021. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 8-K filed with the SEC on January 26, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and the prospectus supplement relate to the issuance by us of up to an aggregate of 20,197,323 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) up to 8,576,940 shares of Class A Common Stock that are issuable upon the exercise of 8,576,940 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Starboard Value Acquisition Corp., a Delaware corporation (“SVAC”) and in connection with the completion of the forward purchase, by the holders thereof, and (ii) up to 11,620,383 shares of Class A Common Stock that are issuable upon the exercise of 11,620,383 warrants (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of SVAC, by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and the prospectus supplement also relate to the offer and sale, from time to time, by the selling security holders named in the Prospectus (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of (i) up to 160,309,118 shares of Class A Common Stock and (ii) up to 8,576,940 Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section of the Prospectus entitled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

Our Class A Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “CYXT”. Our Public Warrants were previously traded on The Nasdaq Stock Market LLC under the symbol “CYXTW”; however, the Public Warrants ceased trading on The Nasdaq Stock Market LLC and were delisted following the redemption. On January 25, 2022, the closing price per share of our Class A Common Stock was $11.19.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 26, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 26, 2022
__________________________________
Cyxtera Technologies, Inc.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware (State or other jurisdiction of incorporation)	001-39496	84-3743013 (IRS Employer Identification No.)
2333 Ponce de Leon Boulevard Suite 900 Coral Gables, FL 33134 (Address of principal executive office)	(Commission File Number)	33134 (Zip Code)
(305) 537-9500
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	CYXT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.

On January 26, 2022, Cyxtera Technologies, Inc. (the “Company”) issued a press release announcing the results of the completed redemption of all of its outstanding warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share, that were issued under the Warrant Agreement, dated September 9, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01.    Financial Statement and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated January 26, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyxtera Technologies, Inc.

Date: January 26, 2022	By:	/s/ Carlos Sagasta
	Name:	Carlos Sagasta
	Title:	Chief Financial Officer